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Exhibit 14.01

Intrado Inc. "Sarbanes Oxley Financial Code of Ethics"

Purpose and Intent:

        The Intrado "Sarbanes Oxley Financial Code of Ethics" is designed to document the company's values of professional and ethical conduct in the practice of financial management. Intrado's Chief Executive Officer, Chief Financial Officer, Vice President of Finance and Controller ("Senior Financial Officers") hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that the interests of all relevant corporate constituencies are appropriately balanced, protected and preserved.

The Code:

        This code is but one part of Intrado's overall commitment, not just to financial management, but to the highest standards for personal and professional values and performance in all areas of its business as those important principles are established in Intrado's internal written policies which apply to all of its employees and are acknowledged by each of them in writing. This code: (1) establishes principles to which the Senior Financial Officers are expected to adhere and advocate; and (2) provides rules regarding individual and peer responsibilities to other employees, the public and other corporate constituencies. The Senior Financial Officers are expected to abide by this code as well as any other applicable Intrado policies relating to the areas covered by this code. Any violations of this code may result in disciplinary action. The Senior Financial Officers must:

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  Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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  Provide disclosure that is full, fair, accurate, timely and understandable in reports and documents that Intrado or its subsidiaries file with, or submit to, the Securities and Exchange Commission and in other public communications made by Intrado or its subsidiaries.

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  Comply with applicable governmental laws, rules and regulations.

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  Promptly report any possible violation of this code of which the Senior Financial Officer becomes aware either to the Chairman of the Audit Committee or any of the individuals named in Intrado's policies.

        Possible violations or other concerns may be submitted anonymously. Intrado will in all cases handle inquiries discretely and will make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

        It is Intrado's intention that this document be its written code of ethics for Senior Financial Officers under Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Securities and Exchange Commission Regulation S-K.

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Intrado Inc. "Sarbanes Oxley Financial Code of Ethics"